Exhibit 21.1

SUBSIDIARIES OF BANCTRUST FINANCIAL GROUP, INC.
(1)	BankTrust, organized under the laws of the State of Alabama.
(2)	BankTrust of Brewton, organized under the laws of the State of Alabama.
(3)	The Monroe County Bank, organized under the laws of the State of Alabama.
(4)	South Alabama Trust Company, Inc., organized under the laws of the State of Alabama.
(5)	The Commercial Bank of Demopolis, organized under the laws of the State of Alabama.
(6)	Sweet Water State Bank, organized under the laws of the State of Alabama.
(7)	Wewahitchka State Bank, organized under the laws of the State of Florida.